Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-3 (Registration No.’s 333-135872, 333-148601, 333-160791, 333-160710 and 333-181003) and Forms S-8 (Registration No.’s 333-66791, 333-126627, 333-135896, 333-146817, 333-153046, 333-160135, 333-169003, 333-182043, and 333-189586) of Rockwell Medical, Inc. and Subsidiary of our reports dated February 29, 2016 on the consolidated financial statements and related financial statement schedule of Rockwell Medical, Inc. and Subsidiary as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015 and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015, appearing in the Annual Report on Form 10-K of Rockwell Medical, Inc. and Subsidiary for the year ended December 31, 2015.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan
February 29, 2016